Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Argus International Life Bermuda Limited:

We consent to the use in the registration statement (No. 333-221621) on Form S-1 of Advantage Insurance Inc. of our report dated June 5, 2018, with respect to the consolidated balance sheets of Argus International Life Bermuda Limited as of March 31, 2018, 2017, and 2016 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the year ended March 31, 2018 and 2017, and the related notes, and reference to our firm under the heading “Experts” in the prospectus.

Hamilton, Bermuda
July 26, 2018